EXHIBIT 10.69

6/15, 2016

Greg Webb
3150 Sabre Drive
Southlake, Texas 76092

Re:    Second Amendment to Letter Agreement

Dear Greg:

This second amendment, dated September 8, 2015 (“Second Amendment”), to your letter agreement dated as of February 2, 2011 and amended effective as of October 5, 2015, between Sabre Corporation (formerly known as Sovereign Holdings, Inc.) (the “Company”) and you (the “Agreement”), amends the Agreement in the manner set forth herein. In consideration of the mutual covenants contained in this Second Amendment, and effective as of the date hereof, the Company and you agree that (i) the termination date of the agreement is extended to December 31, 2016, and the Employment Period is extended to end on that date, and (ii) references in the Agreement to the “first anniversary of the Amendment Effective Date” shall now refer to December 31, 2016. Except as otherwise specifically amended by this Second Amendment, the Agreement (including as previously amended) shall remain in full force and effect. In the event of any conflict between the Agreement (as previously amended) and this Second Amendment, the terms of this Second Amendment shall control.

Sincerely,

SABRE CORPORATION
By: /s/ William G. Robinson, Jr.
Name: William G. Robinson, Jr.
Title: Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed on June 15, 2016

/s/ Greg Webb
Greg Webb